Exhibit 99.1


  Eagle Broadband Releases Access Instructions for Shareholder Conference Call
                     Scheduled for Tuesday, August 31, 2004

            LEAGUE CITY, Texas--(BUSINESS WIRE)--Aug. 27, 2004--Eagle Broadband, Inc. (AMEX:EAG), a leading provider of broadband and communications technology and services, is providing access instructions today for the shareholder conference call to be hosted by the company on Tuesday, August 31, 2004, at 4:00 p.m. Eastern time.
           The company will be using a live webcast format for the call. Shareholders and interested parties will be able to access the webcast via the Internet through Eagle Broadband's website at www.eaglebroadband.com using Microsoft Windows Media Player or Real Networks RealPlayer. For those unable to attend, the conference call will be archived and available for replay via the Investor Relations section of the Eagle Broadband website.
           The conference call is expected to last for 45 minutes and will include a management update, followed by a 20-minute question and answer period. Participants may submit questions prior to the call by emailing them to questions@eaglebroadband.com or faxing them to 281-538-5370, Attention: Clareen O'Quinn, Subject: Eagle Broadband Conference Call. Participants will also be able to submit questions online during the call via the webcast interface.

           About Eagle Broadband

           Eagle Broadband, Inc., is a leading provider of broadband and communications technology and services. The company offers an exclusive "four-play" suite of high-speed Internet, cable TV, voice and security Bundled Digital Services (BDS(SM)), HDTV-ready multimedia set-top boxes, and turnkey suite of financing, network design, deployment and operational services that enable municipalities, utilities, real estate developers, hotels, multi-tenant owners and service providers to deliver exceptional value, state-of-the-art entertainment and communications choices and single-bill convenience to their residential and business customers. The company also provides a full range of managed services including project management, integration, structured wiring, 24/7 customer service, technical support and network monitoring. Eagle also markets the SatMAX(TM) non-line-of-sight communications system that provides true "total" global voice and data communications services via the Iridium satellite network to government, military, homeland security, aviation, maritime and enterprise customers. The company is headquartered in League City, Texas, south of Houston, near the NASA Johnson Space Center. For more information, please visit www.eaglebroadband.com or call 281-538-6000.
           Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.


    CONTACT: Eagle Broadband, Inc., League City
             Investor Relations
             Clareen O'Quinn, 800-628-3910 or 281-538-6000
             coquinn@eaglebroadband.com
             or
             CWR & Partners
             Ronnie Welch, 508-222-4802
             ronnie@cwrpartners.com